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                                                                     Exhibit 2.4

                            THE EQUITABLE BUILDING
                               DES MOINES, IOWA

                 THIRD AMENDMENT TO REAL ESTATE SALE AGREEMENT
                 ---------------------------------------------


          THIS THIRD AMENDMENT TO REAL ESTATE SALE AGREEMENT (this "Amendment") is made as of the 8th day of October, 1996, by and between FIRST CAPITAL SERIES XII - EQUITABLE, L.L.C. ("Seller"), a Delaware limited liability company, with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606, and ALCOCK DEVELOPMENT CO., INC. ("Purchaser"), an Illinois corporation, with an office at 1255 N. Sandburg Terrace, Suite 509, Chicago, Illinois 60610.

                                    RECITALS
                                    --------

          A. Seller and Purchaser have entered into that certain Real Estate Sale Agreement (as amended, the "Agreement") dated as of August 12, 1996 for the purchase and sale of the office building commonly known as "The Equitable Building" (as defined in the Agreement, the "Property"), as amended by that certain First Amendment to Real Estate Sale Agreement dated as of August 20, 1996, and as amended by that certain Second Amendment to Real Estate Sale Agreement dated as of October 7, 1996.

          B. Purchaser has requested that Seller agree to an extension of the Closing Date, and Seller is willing to agree to an extension of the Closing Date, but only in accordance with and subject to the terms and conditions set forth in this Amendment.

          THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree to modify the Agreement as follows:


          1.  Closing Date.    The Closing shall occur on October 18, 1996, or
such other earlier date as is mutually acceptable to Seller and Purchaser.

          2.  Consideration.    As consideration for Sellers extension of the
Closing Date, Purchaser agrees to pay, or cause to be paid, to Seller the sum of Five Hundred Thousand Dollars ($500,000.00) (such amount being referred to as the "Extension Fee"), provided that if the Closing occurs on or before October 18, 1996, the Extension Fee shall shall be credited against the Purchase Price at Closing. If the Closing does not occur on or before October 18, 1996, the Extension Fee shall be retained by Seller, provided however, that if such failure to close was a result of (i) the default of Seller under the Agreement, or (ii) the non-fulfillment as of the Closing Date of
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any condition precedent established under the Agreement for the benefit of
Purchaser, then the Extension Fee shall be returned to Purchaser, or to Purchaser's designee.

     The Extension Fee shall be paid to Seller on the date hereof by wire transfer of current federal funds as follows:

                    American National Bank and Trust Company of Chicago Chicago, Illinois
                    ABA Number 071000770
                    Credit First Capital Income and Growth Fund Series XII Account Number XXXXXX

     3. No Other Amendments. In the event Seller is required to return the Extension Fee to Purchaser under the terms hereof, Purchaser hereby irrevocably designates that the Extension Fee be returned by wire transfer of current federal funds to an account directed by Contrarian Capital Advisors of Greenwich, Connecticutt.

     4. No Other Amendments. Except as amended herein, the Agreement remains unmodified and in full force and effect.

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Amendment as of the date first above written.


SELLER:                                           PURCHASER:
                                                  ALCOCK DEVELOPMENT CO., INC.,
FIRST CAPITAL SERIES XII-EQUITABLE,               an Illinois corporation
L.L.C., a Delaware limited liability company

                                                  By:  ______________________
By:  First Capital Income and Growth              Its: ______________________
Fund-Series XII, an Illinois limited
partnership, its managing member

     By:  First Capital Financial
          Corporation, a Florida
          corporation, its general partner

     By:_______________________
     Its:______________________